Exhibit 99.1

Hawthorn Bancshares Announces Intention to Repurchase Common Stock

Jefferson City, Mo. — August 6, 2015 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today announced that the Board of Directors authorized the purchase, through open market transactions, of $2 million market value of Hawthorn Bancshares’ common stock.

Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases.  The Company intends to purchase its shares through broker dealers selected in compliance with applicable securities laws at prices for the common stock prevailing from time to time in NASDAQ’s National Market.

The repurchased shares will be held in treasury and may be used by the Company for general corporate purposes, including stock-based employee benefit plans and stock dividends.  It is expected that the stock repurchases will be funded by cash generated through cash on hand, operations and other sources.  At August 6, 2015, the Company had 5,443,344 common shares outstanding.

David T. Turner, Chairman, stated “Our Company’s purchase of common stock will be carried out in a manner designed to avoid disrupting the market and may, therefore, occur over an extended period of time.  Purchasing activities may be discontinued and resumed at any time, as market conditions warrant.”

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence,  Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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